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Exhibit 99.1

NEWS RELEASE

FSA HOLDINGS THIRD QUARTER 2007 RESULTS

FSA HAS RECORD QUARTERLY ORIGINATIONS

UNREALIZED MARK-TO-MARKET LOSSES REDUCE NET INCOME
AND EQUITY BUT HAVE NO MATERIAL ECONOMIC EFFECT

NET INCOME (LOSS)
$(121.8) Million in Q3 07; -233% vs. Q3 06
$26.2 Million in 9M 07; -92% vs. 9M 06

ORIGINATIONS (PRESENT VALUE)
$537.2 Million in Q3 07; +179% vs. Q3 06
$952.6 Million in 9M 07; +54% vs. 9M 06

        New York, New York, October 31, 2007—Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced a third-quarter 2007 net loss of $121.8 million due primarily to net after-tax unrealized mark-to-market (fair-value adjustment) losses totaling $190.9 million in its insured derivative portfolio, which consists mainly of insured credit default swaps (CDS). For the first nine months, net income was $26.2 million. Operating earnings (which exclude fair-value adjustments for insured derivatives and economic hedges) were $90.3 million for the third quarter of 2007, a 7.4% decrease from the comparable-period result in 2006, and $283.7 million for the first nine months, approximately 2.5% over the 2006 nine-month result. Third quarter operating earnings declined because of realized gains taken in the third quarter of last year and the accrual of compensation expenses and non-specific loss reserves related to the increase in originations.

NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS(1)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(121.8)	$91.5	$26.2	$331.4
Less fair-value adjustments for economic hedges	(21.2)	(5.1)	(28.4)	38.6
Less fair-value adjustments for investment-grade insured derivatives	(190.9)	(1.0)	(229.1)	15.9

Operating earnings	$90.3	$97.6	$283.7	$276.9

(1)
For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, "Analysis of Financial Results—Operating Earnings." Also see

  "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

        Shareholders' equity under GAAP (book value) was $2.3 billion. GAAP equity decreased by $0.4 billion since June 30, 2007, principally due to the effects of the after-tax unrealized mark-to-market losses for insured derivatives, which are recorded in the income statement, combined with the after-tax unrealized mark-to-market loss of $269.4 million for the third quarter on available-for-sale assets held in the Financial Products (FP) Investment Portfolio, which are recorded as a separate component of equity. The mark-to-market in the FP Investment Portfolio resulted primarily from changes in fair value of residential mortgage-backed securities (RMBS). Partially offsetting these reductions were contributions from operating earnings and the highly rated General Investment Portfolio, which had net after-tax unrealized gains for the third quarter of $36.4 million. Unrealized portfolio gains and losses and CDS fair-value adjustments have no effect on insurance company statutory equity or claims-paying resources, and rating agencies generally do not take these unrealized gains or losses into account for evaluating FSA's capital adequacy.

        Non-GAAP adjusted book value (ABV) was $4.4 billion at September 30, 2007. Over the past 12 months, after taking dividends into account, ABV grew 18.2%. See "Non-GAAP Measures" below for a more detailed discussion of ABV and a reconciliation to U.S. GAAP shareholders' equity. The Company's management considers ABV to be an operating measure of the Company's intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.

        Present value (PV) originations, a non-GAAP measure, totaled $537.2 million for the third quarter of 2007, 178.7% higher than for last year's comparable period. Comparing nine-month results of 2007 and 2006, PV originations increased 54.2% to $952.6 million. Premiums from new originations flow into earnings over the life of the transactions, supporting a stable base of future earned premiums.

        Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: "We view the unrealized mark-to-market adjustments as accounting requirements with no material economic impact because the spread widening is mainly due to liquidity dislocations rather than credit deterioration. Given the strong credit quality of FSA's risks and our ability to hold them over time, our mark-to-market adjustments are not expected to result in realized losses, with the sum of these fluctuations reversing to zero when the contracts or transactions mature. In fact, given the relatively short lives of the Financial Products and insured CDS portfolios, with no change in current market spreads and no realized losses, a significant portion of mark-to-market reversal should occur in the next two years.

        "We have noted for many quarters that credit spreads were unnaturally narrow and liquidity too easily available, prompting us to say consistently that our positive marks to market should not be treated as real or continuing, just as these negative marks should not be treated as real or continuing.

        "Importantly, as a result of current market conditions, our new business opportunities have never been better. Third-quarter PV originations were significantly higher than in any previous quarter in FSA's history, driven by a broad distribution of new business opportunities executed on favorable credit and pricing terms. These economics are real, and we expect they will contribute to operating earnings in future periods."

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gross par insured (in billions)	$35.3	$17.3	$91.1	$60.1
Gross PV originations (in millions)(1)	537.2	192.8	952.6	617.8

(1)
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

PUBLIC FINANCE ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
United States:
Gross par insured (in billions)	$13.9	$9.3	$40.2	$29.5
Gross PV premiums originated (in millions)(1)	97.2	50.2	248.6	216.8
International:
Gross par insured (in billions)	$7.8	$2.0	$10.4	$6.5
Gross PV premiums originated (in millions)	281.3	80.6	337.0	219.0

(1)
For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV premiums originated to gross premiums written, see "Analysis of Financial Results—Premiums" below.

        Nine-month estimated U.S. municipal market volume of $323.3 billion was 21% higher than in the first nine months of 2006, largely due to refundings during the first six months of the year. Refundings declined in the third quarter. Insurance penetration during the first nine months was approximately 49%, compared with 50% in last year's comparable period. FSA insured approximately 24% of the par amount of insured new U.S. municipal bond issues sold year-to-date.

        Including both primary and secondary U.S. public finance obligations with closing dates in the third quarter, the par amount insured by FSA increased 50.2%, and PV premiums originated increased 93.8%. In addition to increasing the par volume insured in the general obligation sector, FSA insured a higher volume in the health care and transportation sectors and insured a large, high-premium infrastructure transaction. For the first nine months, public finance par insured increased 36.4%, while PV premiums originated increased 14.7% as FSA generally increased its focus on higher quality core sectors, such as general obligations.

        International public finance par originated increased 307.5%, and PV premiums originated increased 249.3%. During the third quarter, FSA closed a number of large public finance transactions in the United Kingdom, France, Italy, New Zealand and Australia and smaller transactions involving Mexican and Japanese credits. The transactions were executed in both primary and secondary markets and spanned many sectors including transportation infrastructure, water utilities, health care receivables and sovereign and municipal debt. Results in this sector tend to be irregular because of the timing of large, high-premium transactions with long development times. For the first nine months, international public finance par insured increased 60.1%, and PV premiums originated increased 53.9%.

ASSET-BACKED ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
United States:
Gross par insured (in billions)	$11.2	$4.9	$33.5	$18.1
Gross PV premiums originated (in millions)	103.4	20.9	232.4	74.0
International:
Gross par insured (in billions)	$2.4	$1.1	$7.0	$6.0
Gross PV premiums originated (in millions)	20.2	9.4	50.0	23.0

        FSA increased its third-quarter U.S. asset-backed production by 130.2% in par originated and 394.9% in PV premiums originated. In an environment of significantly wider credit spreads and reduced market liquidity, FSA found opportunities in all its major sectors, particularly in the pooled corporate sector, where FSA guaranteed primarily Super Triple-A transactions. For the first nine months, FSA increased U.S. asset-backed par insured 85.2%. Due to spread widening and longer average lives of transactions, PV premiums originated grew 214.1%.

        Outside the United States, FSA's asset-backed par insured increased 106.9%, and PV premiums originated increased 113.4% for the third quarter, with growth concentrated in the pooled corporate sector. For the first nine months, FSA increased international asset-backed originations by 16.0% in par volume, while PV premiums originated grew 117.0%, due to wider spreads and longer average lives.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gross PV NIM originated (in millions)	$35.1	$31.7	$84.6	$85.0

        In the financial products (FP) segment, the present value of net interest margin originated (PV NIM originated) increased 10.4% for the third quarter. Wider spreads for Triple-A investments allowed the Company to increase PV NIM originated while shortening the weighted average life of the FP investment portfolio in order to improve liquidity in response to market volatility and further reduce portfolio credit risk. The shortening also decreased spread duration and has therefore reduced the portfolio's exposure to future mark-to-market volatility. PV NIM originated was flat for the first nine months.

ANALYSIS OF FINANCIAL RESULTS

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF FSA'S INSURED CREDIT DEFAULT SWAPS. Under U.S. GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. However, absent any claims under the guaranty, any decreases or increases to income due to marks will sum to zero by the time of each contract's maturity.

        FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as Triple-A-rated collateralized loan obligations or Triple-A-rated insured infrastructure financings. In either case, the terms of the insured CDS contract are similar to those of FSA's financial guaranty policy in that claims, if any, are generally paid over time and no collateral is posted to secure FSA's obligations under the CDS. FSA has generally not participated in the CDO of ABS market and has exposure to only one CDS execution of such a transaction, originated in 2005 with a total net par of $300 million, which has credit protection of four times the Triple-A rating requirement.

        As of the end of the third quarter of 2007, FSA's insured CDS portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $80.0 billion, representing approximately 19% of total insured net par outstanding. At September 30, 2007, approximately 96% of this insured CDS portfolio was Triple-A or Super Triple-A (at least 1.3 times the Triple-A standard of credit protection), and 4% was Double-A.

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF THE COMPANY'S FINANCIAL PRODUCTS BUSINESS. The FP Group, whose primary business is the issuance of guaranteed investment contracts (GICs) raises low-cost funds that are invested primarily in high-quality, liquid asset-backed obligations with the goal of earning an attractive and sustainable net interest margin.

        The FP Investment Portfolio is marked to market under U.S. GAAP, with gains or losses generally going to accumulated other comprehensive income, part of the Company's equity balance. The Financial Products group has the ability and the intent to hold its assets to their maturities, and therefore, absent a credit event, marks should sum to zero when the asset matures. Given the large size of the FP Investment Portfolio ($18.5 billion carrying value), even a small price change can have a material impact on aggregate market value.

        The FP Portfolio is managed to minimize interest rate and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis; to minimize credit risk through investments in high-quality securities; and to minimize liquidity risk by maintaining the weighted average life of assets shorter than the weighted average life of liabilities. As of September 30, 2007, approximately 70% of the investment portfolio was invested in non-agency RMBS, 93% of which were rated Triple-A, with 6% rated Double-A and 1% rated Single-A.

        NET INCOME. Third-quarter net income decreased 233.2% to a loss of $121.8 million from a gain of $91.5 million for the third quarter of last year, primarily due to the loss of $190.9 million related to the fair-value adjustments for insured derivatives discussed above. For the same reason, net income decreased 92.1% to $26.2 million for the first nine months. See "Operating Earnings" below for a discussion of the impact of fair-value adjustments for economic hedges.

        OPERATING EARNINGS. Operating earnings (a non-GAAP measure) and the adjustments to net income used to calculate it are disclosed above, in the table entitled "Net Income (Loss) and Reconciliation to Non-GAAP Operating Earnings." Operating earnings declined in the third quarter due to realized gains in the third quarter of 2006 on sales from the portfolio of assets acquired in refinancing transactions, which did not recur in the third quarter of 2007, and increased expenses, including increased non-specific loss reserve and compensation expenses related to higher originations.

        The Company defines operating earnings as net income excluding the effects of fair-value adjustments for:

  •
  economic hedges, defined as hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), with any residual hedge ineffectiveness remaining in operating earnings; and

  •
  investment-grade insured derivatives, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include FSA-insured CDS, insured swaps in certain public finance obligations and insured net interest margin (NIM) securitizations.

        The majority of the economic hedges relate to situations where the Company converts the fixed interest rates of certain assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the risk it is intended to hedge. These one-sided mark-to-fair-value valuations cause income volatility. Under the Company's definition of operating earnings, the economic effect of these hedges is recognized, which, for interest rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life. Under International Financial Reporting Standards (IFRS), which apply to Dexia, both the derivatives and the corresponding hedged risks are marked to fair value, so the net income effect is minimized.

        During the third quarter, the Company identified certain economic hedges in which the derivatives had been incorrectly marked in prior periods. This was corrected in the third quarter, resulting in a negative fair-value adjustment for economic hedges of $24.3 million. The adjustments have no economic significance, as the relevant derivatives are perfect economic hedges of assets and liabilities that are not marked to fair value through the income statement under GAAP. The correction had no effect on cash flow, claims-paying resources or operating earnings.

        PREMIUMS. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current financial guaranty business production, which excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gross premiums written	$248.6	$191.8	$570.7	$559.5
Gross installment premiums received	(80.5)	(62.4)	(208.4)	(178.9)

Gross upfront premiums originated	168.1	129.4	362.3	380.6
Gross PV estimated installment premiums originated	334.0	31.7	505.7	152.2

Gross PV premiums originated	$502.1	$161.1	$868.0	$532.8

        The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net premiums written	$160.8	$125.7	$372.8	$365.4
Net premiums earned	99.4	91.8	304.5	284.7
Net premiums earned excluding effect of refundings and accelerations	92.9	85.3	268.3	254.9

        For the third quarter, gross premiums written increased 29.6%, and net premiums written increased 28.0%, both reflecting increases in public finance and asset-backed premiums written. For the first nine months, gross premiums written and net premiums written increased slightly by 2.0%. In each case, the change reflected an increase in asset-backed premiums written, partially offset by a decrease in public finance premiums written.

        Third-quarter net premiums earned totaled $99.4 million, an 8.3% increase. Net premiums earned includes $6.5 million of net premiums earned from refundings and accelerations for each of the third quarters of 2007 and 2006. Excluding premiums from refundings and accelerations, third-quarter net premiums earned increased 8.9%, reflecting an increase in both public finance and asset-backed earned premiums.

        For the first nine months, net premiums earned totaled $304.5 million, a 7.0% increase. This includes $36.2 million of net premiums earned from refundings and accelerations, compared with $29.8 million for last year's comparable period. Excluding premiums from refundings and accelerations, year-to-date net premiums earned increased 5.3% for the first nine months, reflecting increases in both public finance and asset-backed earned premiums.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM was $17.7 million for the third quarter of 2007 and $68.1 million for the first nine months, compared with last year's results of $18.6 million for the third quarter and $55.3 million for the first nine months. The decrease in the third quarter reflects primarily the write-down of positions the Company determined to be other-than-temporarily impaired, offset by realized gains and growth in the GIC book of business. FP Segment NIM is a non-GAAP measure defined as the net interest margin from the financial products segment excluding fair-value adjustments for economic hedges.

        GENERAL INVESTMENT PORTFOLIO. Third-quarter net investment income increased to $60.5 million from $55.4 million a year ago. For the first nine months, net investment income increased to $176.3 million from $161.7 million in last year's comparable period. The increases primarily reflect higher invested balances in the investment portfolio. The Company's effective tax rate on investment income (excluding the effects of realized gains and losses, the FP Segment and assets acquired in refinancing transactions) was 12.4% year to date, versus 12.0% for last year's comparable period.

        Net after-tax unrealized gains and losses in the General Investment Portfolio increased shareholders' equity by $36.4 million during the third quarter of 2007 and decreased it by $23.0 million during the first nine months of 2007.

        EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Other operating expenses and amortization of deferred policy acquisition costs(1)	$47.1	$41.9	$150.1	$123.8
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	49.0	37.6	142.6	119.8

(1)
These expenses include certain compensation expenses related primarily to the Company's DCP and SERP plans, which are based on changes in the market value of related investments and are perfectly offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

        Excluding DCP and SERP plans, other operating expenses and amortization of policy acquisition costs increased by $11.4 million, or 30.3%, for the third quarter of 2007. For the first nine months, such expenses increased by $22.8 million, or 19.0%. The increases relate primarily to higher compensation expenses and a lower deferral rate.

        RESERVES. The Company recorded losses and loss adjustment expenses incurred of $10.0 million for the third quarter of 2007 and $5.2 million for the third quarter of 2006. Year to date, losses and loss adjustment expenses totaled $19.1 million for the first nine months of 2007 and $16.3 million for the first nine months of 2006. The increases are driven primarily by increased origination volume, including a large increase in international public infrastructure transactions, which are generally assigned higher reserves. Adjustments to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

        During the third quarter of 2007, a net amount of $2.7 million was transferred from the non-specific reserve to case reserves. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At September 30, 2007, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $206.6 million, compared with $190.8 million at December 31, 2006.

NON-GAAP MEASURES

        To reflect accurately how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV premiums originated, defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, and

  •
  PV NIM originated in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.86% for 2007 originations and 5.07% for 2006 originations. PV premiums originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period, adjusted for management's estimate of transaction and hedging costs. At the beginning of 2007, based on experience, management reduced its estimate of the adverse effect of such costs, and appropriate adjustments were included in the estimates of 2007 PV NIM originated and the PV future net interest margin (PV future NIM) component of ABV.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia S.A., in order to better align the interests of employees with the interests of Dexia S.A., whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair-value adjustments. ABV is reconciled to book value in the table that follows.

RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE

(in millions)

	September 30, 2007	December 31, 2006
Shareholders' Equity (Book Value)—U.S. GAAP	$2,312.5	$2,722.3
After-tax adjustments:
Plus net unearned premium revenues	1,115.8	1,071.4
Plus PV future net installment premiums and financial products PV future net interest margin(1)(2)	828.0	627.2
Less net deferred acquisition costs	224.7	221.4
Less fair-value gains (losses) for investment-grade insured derivatives	(171.1)	58.0
Less fair value of gains (losses) for economic hedges	33.4	72.6
Less unrealized gains (losses) on investments	(184.9)	154.9

Subtotal	4,354.2	3,914.0
IFRS Adjustments	8.0	4.8

Adjusted Book Value	$4,362.2	$3,918.8

(1)
Amounts include the effects of PV future ceding commission and premium taxes. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 4.86% for 2007 and 5.07% for 2006.

(2)
At the beginning of 2007, based on experience, management applied a reduced estimate of transaction and hedging costs to financial products PV future NIM. This increased September 30, 2007 PV future NIM by approximately $24 million net of tax.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	September 30, 2007	December 31, 2006
Contingency Reserve	$1,246,713	$1,011,034
Surplus to Policyholders	1,445,252	1,543,113

Qualified Statutory Capital	2,691,965	2,554,147
Net Unearned Premium Reserve	2,201,808	2,070,751
Loss and Loss Adjustment Expense Reserve	53,742	52,964

Qualified Statutory Capital and Reserves	4,947,515	4,677,862
Net Present Value of Installment Premiums	1,087,315	827,916
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$6,584,830	$6,055,778

Net Insurance in Force (principal & interest)	$602,510,923	$552,695,033
Capital Ratio(3)	224:1	216:1
Claims-Paying Ratio(4)	91:1	91:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. Also, presentations dated October 31, 2007 on the Analyst Communications/Presentations page of the website provide additional detail about the Company's portfolio quality and mark-to-market accounting.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  competitive forces, including the conduct of other financial guaranty insurers;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Contact:	Betsy Castenir, Press Relations, (212) 339-3424 Robert Tucker, Investor Relations, (212) 339-0861

Financial Security Assurance Holdings Ltd.

Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited)

(in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
REVENUES
Net premiums written	$160,840	$125,655	$372,755	$365,383

Net premiums earned	$99,446	$91,755	$304,479	$284,712
Net investment income	60,472	55,403	176,298	161,703
Net realized gains (losses)	(994)	(372)	(3,052)	(4,926)
Net interest income from financial products segment	298,504	226,713	816,423	610,524
Net realized gains (losses) from financial products segment	125	—	1,867	77
Net realized and unrealized gains (losses) on derivative instruments	(337,641)	(30,201)	(363,804)	102,383
Income from assets acquired in refinancing transactions	5,182	5,557	16,498	18,664
Net realized gains (losses) from assets acquired in refinancing transactions	1,126	9,246	1,439	9,787
Other income	4,737	8,139	25,927	16,515

TOTAL REVENUES	130,957	366,240	976,075	1,199,439

EXPENSES
Losses and loss adjustment expenses	10,060	5,159	19,128	16,343
Interest expense	11,584	6,749	34,752	20,245
Amortization of deferred policy acquisition costs	13,583	14,103	47,589	44,734
Foreign exchange (gains) losses from financial products segment	13,304	(12,717)	43,957	99,268
Net interest expense from financial products segment	260,014	203,811	750,138	540,454
Other operating expenses	33,474	27,842	102,496	79,113

TOTAL EXPENSES	342,019	244,947	998,060	800,157

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(211,062)	121,293	(21,985)	399,282
Provision (benefit) for income taxes	(89,253)	29,814	(48,199)	119,884

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(121,809)	91,479	26,214	279,398
Less: Minority interest	—	—	—	(52,006)

NET INCOME (LOSS)	(121,809)	91,479	26,214	331,404

Other comprehensive income (loss)	(222,568)	110,036	(345,874)	2,218

COMPREHENSIVE INCOME (LOSS)	$(344,377)	$201,515	$(319,660)	$333,622

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share data)

	September 30, 2007	December 31, 2006
ASSETS
General investment portfolio:
Bonds at fair value	$4,880,186	$4,721,512
Equity securities at fair value	39,972	54,325
Short-term investments	120,549	96,578
Financial products segment investment portfolio:
Bonds at fair value	18,229,163	16,757,979
Short-term investments	1,025,557	659,704
Trading portfolio at fair value	352,265	119,424
Assets acquired in refinancing transactions:
Bonds at fair value	27,645	41,051
Securitized loans	188,669	241,785
Other	48,698	55,036

Total investment portfolio	24,912,704	22,747,394
Cash	48,922	32,471
Deferred acquisition costs	345,704	340,673
Prepaid reinsurance premiums	1,078,082	1,004,987
Reinsurance recoverable on unpaid losses	38,995	37,342
Other assets	1,008,615	1,610,759

TOTAL ASSETS	$27,433,022	$25,773,626

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$2,794,693	$2,653,321
Loss and loss adjustment expense reserve	245,595	228,122
Financial products segment debt	20,530,997	18,349,665
Deferred federal income taxes	—	298,542
Notes payable	730,000	730,000
Other liabilities and minority interest	819,277	791,664

TOTAL LIABILITIES AND MINORITY INTEREST	25,120,562	23,051,314

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital—common	908,000	906,687
Accumulated other comprehensive income	(185,836)	160,038
Accumulated earnings	1,589,961	1,655,252
Deferred equity compensation	19,663	19,225
Less treasury stock at cost	(19,663)	(19,225)

TOTAL SHAREHOLDERS' EQUITY	2,312,460	2,722,312

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$27,433,022	$25,773,626

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

QuickLinks

  Exhibit 99.1
FSA HOLDINGS THIRD QUARTER 2007 RESULTS
FSA HAS RECORD QUARTERLY ORIGINATIONS UNREALIZED MARK-TO-MARKET LOSSES REDUCE NET INCOME AND EQUITY BUT HAVE NO MATERIAL ECONOMIC EFFECT NET INCOME (LOSS) $(121.8) Million in Q3 07; -233% vs. Q3 06 $26.2 Million in 9M 07; -92% vs. 9M 06 ORIGINATIONS (PRESENT VALUE) $537.2 Million in Q3 07; +179% vs. Q3 06 $952.6 Million in 9M 07; +54% vs. 9M 06
NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS(1) (in millions)
TOTAL ORIGINATIONS
PUBLIC FINANCE ORIGINATIONS
ASSET-BACKED ORIGINATIONS
FINANCIAL PRODUCTS ORIGINATIONS
RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED (in millions)
NET EARNED AND WRITTEN PREMIUMS (in millions)
EXPENSES AND POLICY ACQUISITION COSTS (in millions)
RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO ADJUSTED BOOK VALUE (in millions)
CLAIMS-PAYING RESOURCES (STATUTORY BASIS) FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES (dollars in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Balance Sheets (unaudited) (in thousands, except share data)